UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Digital Ally, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee: (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

Commencing November 22, Digital Ally, Inc. (the “Company”) began distribution of a letter (“Letter”) to the Company’s stockholders, dated November 22, 2021, from Stanton E. Ross, the Company’s Chief Executive Officer, regarding the Company’s upcoming Special Meeting of Stockholders scheduled to be held on Monday, December 13, 2021; the Company also distributed a flyer (the “Flyer”) to stockholders, which was included with the Letter. The Letter extends management’s gratitude for stockholders’ support through the COVID-19 pandemic, provides management’s reflection on 2020 and 2021 and operational prospects for the future, and reminds stockholders to vote on the proposals included in the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (“SEC”) on October 22, 2021 (the “Definitive Proxy Statement”). The Flyer includes information on the retention of Laurel Hill Advisory Group, LC, a proxy solicitation firm, for assistance with the solicitation of proxies, and encourages stockholders to vote for the Special Meeting proposals.

The Letter and Flyer each supplement the Definitive Proxy Statement and the Definitive Additional Materials filed with the SEC on October 22, 2021.

Below is a copy of the Letter:

FOR IMMEDIATE RELEASE

Letter of Gratitude from Digital Ally CEO

Note reflects on critical changes, positive results and expectations

Dear Fellow Shareholder:

As we all get ready to celebrate Thanksgiving, I felt that this was the right time to express our gratitude for your loyalty and support of Digital Ally. It’s also the appropriate time to reflect on critical decisions made by our board and leadership team that we expect will lead to exciting results for the remainder of 2021 and especially 2022 and beyond.

2020 proved to be a pivotal year for Digital Ally and for all businesses globally. Not only did we and others battle an unprecedented pandemic, but it forced us to explore new businesses and opportunities that used our historical businesses as a foundation, while also paving the way for new growth and opportunities. Although things began to improve during the course of 2021, we used 2020 as a precedent to rethink our business and look for new ways to drive growth and value for all of our valued stakeholders, especially you as our shareholder. As we continue to navigate our way through unfamiliar territory, the year of 2021 brought a new wave of energy and clarity to Digital Ally.

From a strong foundation of capital raised in the first quarter, we began to see an opportunity to diversify our revenue streams with companies that demonstrated common traits of positive earnings, growth potential and organizational synergies. As we identified several prospective additions to the Digital Ally family, we began to make targeted acquisitions that are quickly making a positive financial and strategic impact on our company.

As we look to carry this momentum into 2022 and beyond, our future relies on smart, strategic acquisitions that fit our organization. In order to maximize the potential of these acquisitions, having shares to incentivize our new partners is critical. As such, we look for the support of all of our shareholders in the approval of increase of authorized shares of our capital stock. To facilitate this, we have retained Laurel Hill Advisory Group LLC to assist with solicitation of proxies. Through your support on this vote, we are confident in a very bright future for Digital Ally and you, our valued shareholder.

Again, we appreciate your continued support for our vision, and we wish you a very Happy Thanksgiving weekend.

Best Regards,

Stanton Ross, CEO

Below is a copy of the Flyer:

Digital Ally, Inc. (the “Company” or “we”) has retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist with the solicitation of proxies in connection with the Special Meeting of Stockholders (“Special Meeting”) to be held on Monday, December 13, 2021 at 11:15 a.m. (Eastern Time). Therefore, shareholders may receive calls from Laurel Hill with a reminder to vote and also offer shareholders the opportunity to vote immediately by phone. We encourage shareholders to use this method of voting to ensure that the vote is received in time for the meeting, which also eliminates the need for any further action.

Shareholders can also call Laurel Hill toll-free at 888-742-1305 from 9 am – 5 pm (Eastern Time) on weekdays. This toll free number is also equipped to receive messages; the Laurel Hill team will return calls to shareholders who leave messages.

The Board of Directors of the Company recommends that shareholders vote FOR the proposals included in the Definitive Proxy Statement for the Special Meeting that the Company filed with the Securities and Exchange Commission on October 22, 2021.

* * *

Note: Notwithstanding the foregoing or anything to the contrary contained herein, as a precaution due to the outbreak of the coronavirus (COVID-19), the Company is planning for the possibility that there may be limitations on attending the Special Meeting in person, or the Company may decide to hold the Special Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).